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                                                                   EXHIBIT 10.11

[LCC LOGO]


LCC INTERNATIONAL, INC.
7925 Jones Branch Drive
McLean, Virginia 22102
(703) 873-2000
Fax (703) 873-2100


February 14, 2000

Mr. Michael McNelly
26052 Miralinda
Lake Forest, CA  92630

Dear Mike:

We are pleased to offer your the position of Senior Vice President, reporting directly to me. Your first day of employment will be March 1, 2000.

Your primary location will be LCC's West Coast office located at 27401 Los Altos Blvd., Mission Viejo, CA. You will be given tenure credit for your prior years of service with LCC. Therefore, your adjusted hire date will be August 1, 1998. This letter outlines the terms and conditions of your employment.

SALARY: Your base salary will be $225,000.00 per year, payable semi-monthly and subject to normal deductions and withholdings.

                    BONUS: You are eligible for a target bonus of 50% of base salary based on mutually agreeable objectives.

BENEFITS:           Your are eligible for the standard health, dental, vision
                    care, short and long-term disability, life insurance and 401(k) benefits provided to the Company's employees.
                    Detailed benefits information with exact costs will be provided on your first day of employment.

STOCK OPTIONS:      A. You will be eligible to purchase 25,000 shares
                    of the Company's Series A Common Stock at a per share market price equal to the fair market value of the option shares on the date of the grant ($18.00). This grant will be awarded upon approval by the Compensation and Option Committee of the Company's Board of Directors. We anticipate that the committee will consider your grant in February, 2000 as part of LCC's annual grant program. Your options will vest in increments of one-third on the first, second and third anniversary of the date of the grant.

                    B. In recognition of your continued service to LCC over the past seven months as an officer of Koll Telecommunications Service, L.LC., the options granted to you in 1998 (i.e., options to purchase 75,000 shares at $5.00 per share) will be honored as originally granted. Therefore, you are eligible to purchase 75,000 shares of LCC Series A

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                    Common Stock under LCC's Employee Stock Option Plan.

LOAN: LCC will make available to you a loan in the amount of $500,000 for the sole purpose of purchasing LCC stock. This loan will have a term of 5 years and the principal will be payable at that time. Quarterly interest payments will be forgiven.

VACATION:           For your first year you will be entitled to four weeks
                    vacation, earned on a pro-rated basis depending on your date of hire. Additional time is accrued each year thereafter based on length of service.

ORIENTATION:        On your first day of employment, please contact Shirelle
                    McFadden at 949-367-7877.


We trust that the above will be acceptable to you and ask that you indicate your acceptance by signing this letter in the space provided and returning one fully executed copy to me by February 15, 2000.

This offer is contingent upon the following: 1) your signing of the Employee Agreement on Ideas, Inventions and Confidential Information and 2) your proof of eligibility for employment in the United States.

This letter supersedes any prior communications, whether verbal or written, between LCC International, Inc. and you. Your employment by LCC International, Inc. will be an "at will" basis and not for a specific term or duration.

Mike, we are all enthusiastic that you have decided to return to the Company. If you have any question concerning this letter, or if you need further assistance please contact me at 703-873-2400.

Welcome back to the LCC team!

Sincerely,


/s/  DON ROSE
Don Rose
Senior Vice President, Americas


Accepted: /s/ MICHAEL MCNELLY                       2/15/00
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